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                                FIRST AMENDMENT
                                      TO
                            STOCK PURCHASE AGREEMENT

        THE FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT dated as of December 29, 1995 to the Stock Purchase Agreement dated as of November 7, 1995 (the "Agreement"), by and between LADD Furniture, Inc., a North Carolina corporation ("LADD") and BJCL, Inc., a Delaware Corporation ("Purchaser" or "BJCL"), is made and entered into by and among LADD, BJCL and BJ Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of BJCL ("BJAC"). Capitalized terms used herein without definition shall have the meanings respectively ascribed to them in the Agreement.

        WHEREAS, LADD, BJCL and BJAC desire to amend the Agreement as set forth below, and desire that, except for such Amendment, the Agreement shall remain in full force and effect;

         NOW, THEREFORE, the parties hereto agree as follows:

   1. BJCL does hereby sell, convey, transfer and assign to BJAC its rights under the Agreement and BJAC does hereby expressly assume all the obligations of BJCL contained in the Agreement and agrees to fully, faithfully and timely without default, comply with, keep and perform all the terms, covenants, provisions and conditions contained therein. LADD does hereby consent to such assignment and assumption; provided, however, BJCL is not released from any of its obligations under the Agreement by reason of such assignment.

   2. Section 1.2 of the Agreement shall be deleted in its entirety and replaced by the following:

       1.2 Closing. The Closing of the purchase and sale of the Shares contemplated hereby (the "Closing") shall take place at the

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    offices of Paul, Hastings, Janofsky & Walker, Los Angeles, California at
    9:00 a.m., on December 29, 1995 or at such other place, time or date as the parties hereto may agree (the "Closing Dates"), subject to Section 5.1.

   3. Section 1.4 of the Agreement shall be deleted in its entirety and replaced by the following:

       1.4 Payment of Purchase Price.

        (a) At the Closing, the cash purchase price of the Shares in the amount of $14,000,000 (the "Cash Purchase Price") shall be paid by delivery of a $14,000,000 demand note of BJAC in form and substance satisfactory to LADD, which note shall be payable in cash or other immediately available funds immediately upon the merger of the company into BJAC. In addition to the Cash Purchase Price, BJAC shall deliver, or cause to be delivered at Closing 808,890 shares of the common stock, $0.01 par value, of Purchaser (the "BJCL Shares"), free and clear of any Liens, by delivering to LADD certificate(s) for the BJCL Shares. In the event the merger of the Company into BJAC does not become effective and the payment of the note to LADD is not made on the Closing Date, LADD shall not be deemed to have delivered the Share to BJAC, the BJCL Shares shall not be deemed to have been delivered to LADD, and no interest in the Shares or the BJCL Shares shall have been transferred. The Cash Purchase Price and the BJCL Shares together shall be the Purchase Price for the Shares.

        (b) It is the intention of the parties that 315.53 of the Shares shall be deemed contributed to Purchaser in exchange for the BJCL Shares, followed by

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  an immediate contribution of such Shares by Purchaser to BJAC, all pursuant to Section 351 of the Code.

         4. The last sentence of Section 2.1.12 of the Agreement is amended by deletion of the words "whether under section 1.1502-6 of the Treasury regulations or otherwise," from clause (ii) thereof and the insertion of the words "whether under section 1.1502-6 of the Treasury regulations or otherwise," between the words "taxes" and "because" of clause (iii) thereof.

         5. Article 2 of the Agreement is amended by the addition of Section
  2.2.6 as follows:

          2.2.6 Purchase for Investment. LADD is acquiring the BJCL Shares for its own account for investment and not with a view to any distribution thereof. LADD acknowledges receipt of advice from Purchaser to the effect that the BJCL Shares have not been registered under the Securities Act of 1933 or any state securities laws.

        6. The last sentence of Section 2.1.8 of the Agreement is deleted in its entirety and replaced by the following:


         The Owned Real Property, including the buildings and operations of the Company conducted thereon, are in substantial compliance with all applicable ordinances, regulations and zoning laws and, except as previously disclosed to Purchaser, do not encroach on the property of others; provided, however, that LADD shall indemnify and hold harmless the Purchaser indemnified Parties for Loss and Expenses arising from the encroachment of the Company's buildings

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  and facilities in El Monte, California, which indemnification shall survive the Closing and any expiration dates otherwise provided for in this Agreement.

        7. Article 2 of the Agreement shall be amended by the addition of Section 2.3.7 as follows:

        2.3.7 Capitalization of Purchaser; BJCL Shares.

         (a) Capitalization. The authorized capital stock of Purchaser consists of (i) 10,000,000 shares of Common Stock, par value $0.01 per share (the "BJCL Common Stock"), of which 5,000,000 shares shall be issued and outstanding immediately following the Closing and giving effect to all of the transactions contemplated or required in connection with the purchase of the Shares by Purchaser (the "BJCL Outstanding Common Stock"), and (ii) 147,634 shares of preferred stock, all of which have been designated Series A Redeemable Preferred Stock, $0.01 par value per share, and 59,000 of which will be outstanding on the Closing Date, and Purchaser has no authority to issue any other capital stock. The authorized capital stock of Purchaser, the number of shares outstanding, and the beneficial owner of such shares is listed on Schedule 2.3.7 hereto. The BJCL Outstanding Common Stock, constituting all of the issued and outstanding common stock of Purchaser, have been duly authorized and validly issued, and, upon delivery of the Shares, are fully paid and nonassessable, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights, and were offered and sold in compliance with all applicable securities laws. Except as set forth on Schedule

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   2.3.7, (y) there are no preemptive or similar rights on part of any holder of any BJCL Outstanding Common Stock, and (z), no options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating Purchaser, contingently or otherwise, to issue or sell any shares of its BJCL Common Stock or any securities convertible into or exchanged for any such shares or any other securities, are outstanding, and no authorization thereof has been given.

         (b) Title to BJCL Shares. Upon delivery of the Shares in payment for the BJCL Shares at Closing, as provided for in this Agreement, LADD shall receive good, marketable, and valid title to the BJCL Shares, free and clear of any Lien.

        8. Section 3.2 of the Agreement shall be amended by the deletion of
   Section 3.2(B) in its entirety and all references thereto.

        9. The first sentence of Section 3.4(e) shall be amended by deletion of the word "Employers" from the fourth line thereof and replacing it with the word "Employees." Further, the words "under LADD's employee welfare benefit plans" shall be deleted from the second sentence of Section 3.4(e). Further, the words "to the extent covered under any employee welfare benefit plans of Purchaser or its affiliates" shall be deleted from the third sentence of Section 3.4(e).

        10. The last sentence of Section 3.4(h) shall be amended by deleting the words "whose employment is terminated" and replacing them with the words "who incurs a "qualifying event"".

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        11. Section 3.4(j) shall be amended by insertion of the words "Except for the Company's obligations under the LADD Management Incentive Plan relating to benefits earned for the period prior to the Closing Date to the extent accrued on the Company's books as of the Closing Date," at the beginning of the first sentence thereof.

        12. The first sentence of Section 3.4(m) shall be amended by insertion of the word "Date" after the word "Closing."

        13. The fourth sentence of Section 3.5 of the Agreement is deleted in its entirety and replaced by the following:

     If Purchaser and LADD are unable to effect such a substitution with respect to any Guaranty after using their best efforts to do so, Purchaser hereby covenants and agrees to, and shall cause the Company to, fully indemnify and hold harmless the LADD Indemnified Parties from and against any and all claims for, or Loss and Expense incurred by the LADD Indemnified Parties in connection with or arising from each of the Guaranties for which Purchaser does not effect such substitution, including without limitation, (i) the Lease Agreement dated July 1, 1987 between Pacific Design Center and the Company and the Guaranty of Lease dated December 18, 1995 between LADD and the Pacific Design Center, (ii) the Lease Guaranty between Winthrop Resources Corporation and LADD dated December 18, 1995 with respect

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     to the Lease Agreement between Winthrop Resources Corporation and the
     Company dated September 30, 1994, (iii) the Lease Agreement dated February 17, 1988 between Southern Furniture Exposition Building, Inc. and LADD with respect to the Company's High Point, North Carolina Showroom, and
     (iv) the Severance Agreements dated July 21, 1995 between LADD and each of James Mueller, Richard Frinier and William Markowitz. Purchaser and LADD agree that LADD and the Company will enter into a sublease agreement with respect to the High Point showroom lease as of Closing. Purchaser agrees that it will use its best efforts to cause the Company within 30 days of Closing Date to enter into a direct lease with respect to the High Point showroom and obtain the release of LADD from its lease obligations as to the sublease agreement.

        14. Section 3.6 of the Agreement is amended by deletion in both places of the dollar amount "$12,000,000" and the replacement thereof with the dollar amount "$10,000,000."

        15. The proviso of Section 3.11 of the Agreement shall be deleted in its entirety and replaced by the following:

     provided, however, neither (a) ownership by LADD for investment of less than five percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or

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     actively traded in the over-the-counter market, (b) the manufacture, marketing and sale of lines of Patio Furniture Products currently manufactured, marketed and sold by LADD or any of its affiliates (other than the Company) or lines of Patio Furniture Products reasonably similar to such current lines of Patio Furniture Products, whether or not such lines of Patio Furniture Products compete directly or indirectly with the Company or are sold to any of the Company's current or future customers, nor, (c) ownership by LADD of the BJCL Shares, shall constitute a breach of the foregoing covenant.

        16. Section 5.1.3 of the Agreement shall be amended by deletion of the date "December 15, 1995" from clause (iii) thereof and replacing it with the date "December 29, 1995."

        17. The third line of the first sentence of Section 6.5(b) is amended by the insertion of the following words after the words "Loss and Expense":

     (for the purposes of this Section 6.5, the terms "Loss" and "Expense" shall be deemed to include the reasonable costs and expenses, including reasonable attorneys' and consultants' fees and expenses, incurred in connection with the monitoring of Environmental Claims which are proper matters of indemnification under this Agreement)

        18. Section 6.1(b) of the Agreement is amended by deletion of the word "warrants" and the replacement thereof with the word "warranties."

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        19. Clause (ii) of Section 6.2 of the Agreement is hereby amended by addition of the words, "including, without limitation, Purchaser's indemnification obligations set forth in Section 3.5 hereof."

         20. Section 6.2(iii) of the Agreement is amended by deleting "Section 3 and 4" and substituting "Section 3" thereof.


          21. Clause (x) of Section 6.2 of the Agreement is hereby amended by deletion of the words "Section (iv)" and the replacement thereof with the words "Section (ii) and (iv)."


          22. Clause (y) of the last sentence of Section 6.2 of the Agreement shall be deleted.

          23. The first two sentences of section 6.5(b)(y) of the Agreement shall be amended by the insertion of the words "Indemnified Parties" after the word "Purchaser" wherever the reference to "Purchaser" appears.

          24. Section 7.3 of the Agreement shall be deleted in its entirety and shall be replaced by the following:

     7.3 Assignment; Successors; Parties in Interest. This Agreement shall be assignable by either party hereto provided that no such assignment shall operate as to release the assignor from any of its obligations hereunder. This agreement shall inure to the benefit of and be binding on and enforceable against, each party hereto, Seller Indemnified Parties, Purchaser Indemnified Parties, and successors and assigns of the respective parties hereto, and nothing in this Agreement, express or implied, is intended to

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   confer upon any other person any rights or remedies of any nature whatsoever under this Agreement.

          25. Section 7.17 of this Agreement shall be amended by deletion of the definitions contained in subsections (e) ("Audited Balance Sheet"), (f) ("Audited Working Capital"), (O) ("Effective Date Balance Sheet"), (P) ("Effective Date Working Capital"), (q) ("Effective Date"), and (r) ("Effective Date Balance Sheet"). Further, Section 7.17 of the Agreement shall be amended by the addition of the following definitions:

        "Cash Purchase Price" shall have the meaning set forth in Section 1.4.

        "BJCL Common Stock" shall have the meaning set forth in Section 2.3.7.

        "BJCL Outstanding Stock" shall have the meaning set forth in Section 2.3.7.

        "BJCL Shares" shall have the meaning set forth in Section 1.4.

          26. Item 2 of Exhibit C to Schedule 2.1.8 of the Agreement is amended by deletion of the phrase "Term: expires April 30, 2000" and replacing it with "Term: expires April 30, 1998 or 2000."

          27. The certificates of insurance comprising Exhibit D to Schedule
2.1.9 of the Agreement shall be deleted and replaced by the certificates attached hereto as Schedule A.

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          28. Item (2) of Schedule 2.1.10 of the Agreement is amended by deletion of the last two sentences and replacing them with the following:

     The settlement agreement has been executed by all parties, and the settlement amount has been paid.

          29. Item (3) of Schedule 2.1.10 of the Agreement is amended by deletion of the next to last sentence and replacing it with the following:

     The most recent settlement offer from plaintiff, dated December 7, 1995, is in the amount of $14,258.95.

          30. Item (5)(b) of Schedule 2.1.10 of the Agreement is amended by deleting the last sentence thereof and by adding the following sentence:

     The liability insurance company has established a reserve of $30,000 for this claim.

          31. Schedule 2.1.12 of the Agreement is amended by addition of the following:

     Texas:

     The Company received a status report request from the Tax Department of the Texas Employment Commission. LADD's corporate tax department will file this report as soon as possible. No monetary liability will result from this request.

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    32. Schedule 2.1.17 of the Agreement is amended as follows:

    (a) the following is added to Exhibit A of Schedule 2.1.17:


U.S. Patents

    Country        Patent/Application           Title           Issued/Filed
                        Number

Australia              525590               Adjustment and          4/28/83
                                            Collapsible seating
                                            piece (Nomad)

    (b) the following is added to Exhibit B of Schedule 2.1.17:

U.S. Patents

   Patent Number            Title            Issued/Filed
  (Serial Number)

(08/527,528)*             Chair (Aegean)      (9/13/95)
(29/043,862)*             Chair (Aegean)      (9/13/95)

*Recordation of Assignment to Cherry Grove, Inc. pending.

    (c) Exhibit E is added to Schedule 2.1.17 and attached hereto as Schedule B.

    33. Schedule 3.5 is hereby amended by deleting therefrom any requirement that Purchaser provide LADD with a letter of credit to secure Purchaser's indemnification obligations, and by adding the following:

    In order to obtain the consent of the Pacific Design Center to the change of control of Brown Jordan, LADD is required to guarantee the continuing performance of the Company under the

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Lease Agreement dated July 1, 1987 with the Pacific Design Center. Purchaser is required to indemnify LADD against loss pursuant to such guarantee.

    By Lease Guarantee dated November 14, 1994, LADD guaranteed the Lease Agreement between Brown Jordan and Winthrop Resources Corporation dated September 30, 1994. Purchaser is required to indemnify LADD against loss pursuant to such Lease Guarantee.

    34. Schedule 2.3.7 is attached hereto as Schedule C.

    35. This First Amendment may be executed in two or more counterparts which together shall constitute a single agreement.

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    IN WITNESS WHEREOF, LADD, BJCL, and BJAC have caused this First Amendment to be signed by the respective officers thereunto duly authorized all as of the date first above written.

                                   LADD FURNITURE, INC.

                                   By: /s/ (Signature of William S. Creekmore)
                                   Title: Senior VP & CFO

                                   BJCL, INC.

                                   By: /s/ (Signature of M. Fourtieq)
                                   Title: President

                                   BJ ACQUISITION CORP.

                                   By: /s/ (Signature of M. Fourtieq)
                                   Title: President

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